UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2022 (October 31, 2022)

AMERICAN EXPRESS COMPANY
(Exact name of registrant as specified in its charter)

New York	1-7657	13-4922250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Vesey Street,
New York, New York 10285
(Address of principal executive offices and zip code)
(212) 640-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares (par value $0.20 per Share)	AXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    On October 31, 2022, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of American Express Company (“American Express” or the “Company”) approved a special grant of performance-based, non-qualified stock options under the Company’s 2016 Incentive Compensation Plan to each of the following “named executive officers” of the Company (as determined by reference to the Company’s proxy statement in respect of its 2022 annual meeting of shareholders): Stephen J. Squeri, Chairman and Chief Executive Officer, with a grant date fair value of $15.0 million; Anré D. Williams, Group President, Enterprise Services and CEO of American Express National Bank, with a grant date fair value of $4.5 million; and Laureen E. Seeger, Chief Legal Officer, with a grant date fair value of $3.5 million.
The special grants are designed to further align executive compensation with long-term shareholder value creation and ensure leadership continuity through the next phase of the Company’s growth plan. The special grant for Mr. Squeri also reflects the Committee’s consideration of his outstanding leadership and contributions to American Express’ strong financial and operational performance throughout his tenure as Chairman and Chief Executive Officer.
The options have a term of seven years and an exercise price equal to the closing price on the grant date of October 31, 2022 in accordance with the Company’s off-cycle grant policy. The vesting of the options will be subject to achieving (i) total shareholder return (based on the average closing price, inclusive of reinvested dividends to-date, for any 20 consecutive trading days during the four-year period beginning on the grant date) of 40 percent above the 20-day average closing price preceding the grant date, and (ii) positive cumulative GAAP net income for the three-year period Q3 2022 through Q2 2025 (with respect to 75 percent of the options) and the four-year period Q3 2022 through Q2 2026 (with respect to 25 percent of the options). 75 percent of the options will be available to vest on the third anniversary of the grant date and 25 percent of the options will be available to vest on the fourth anniversary, subject, in each case, to continued employment with the Company through the applicable anniversary. No vested options may be exercised or sold until the fourth anniversary of the grant date on October 31, 2026, and no later than the end of the seven-year term of the options on October 31, 2029.
Unvested options will be forfeited upon termination of employment; provided, however, that in the event of a termination of employment due to death or disability, unvested options will vest pro-rata, based on months served during the three-year period following grant (with respect to 75 percent of the options) and the four-year period following grant (with respect to 25 percent of the options), subject to the total shareholder return goal and financial goal (through the most recent completed quarter immediately preceding the date of such termination) having been achieved.
In the event a change in control is consummated prior to the fourth anniversary of the grant date, the performance conditions in respect of the options will be tested at the time of such change in control (using, for total shareholder return purposes, the price in such change in control). To the extent the performance hurdles are achieved as of such date, unvested options will remain subject to the time-based vesting requirements described above; provided, however, that in the event (i) such unvested options are not assumed by the buyer in such change in control transaction or (ii) such unvested options are assumed, but the holder of such unvested options is terminated without good cause or experiences a constructive termination (as those terms are defined in the American Express Senior Executive Severance Plan) during the two-year period immediately following such change in control, then any such unvested options shall immediately vest in full. To the extent the performance hurdles are not achieved as of such date, unvested options will be immediately cancelled and forfeited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY
(REGISTRANT)

By:	/s/ Kristina V. Fink
Name: Kristina V. Fink
Title: Corporate Secretary

Date: November 2, 2022